EXHIBIT 99
NEWS RELEASE

From:	Citizens First Bancorp, Inc.
Contact:	Marshall J. Campbell
Chairman, President and CEO
Corporate Office:	525 Water Street
Port Huron, MI 48060
Telephone:	(810) 987-8300
Citizens First Bancorp, Inc. Announces Appointment of Chief Accounting Officer
FOR IMMEDIATE RELEASE:
     PORT HURON, MICHIGAN, JULY 10, 2008. Citizens First Bancorp, Inc. (“Citizens”) (NASDAQ:CTZN), the holding company for Citizens First Savings Bank (the “Bank”), today announced that its board of directors has appointed Timothy J. Blazejewski as Chief Accounting Officer.
     Mr. Blazejewski, age 44, has over 19 years of management experience in the financial institutions industry. He served as Chief Investment Officer for Republic Bancorp Inc. from 1988 until its acquisition by Citizens Banking Corp. in 2007. In that capacity, Mr. Blazejewski researched, analyzed and consulted with executive management on fixed income investments and other earning asset and interest bearing liability needs. He was responsible for proposing and executing fixed income investment transactions within the bank affiliate’s $1.2 billion investment portfolio. He negotiated, contracted and oversaw portfolio loan sales in order to mitigate interest rate risk and credit risk inherent in the financial statements. He also carried out management responsibility for Republic’s ongoing stock repurchase program. After the acquisition of Republic in 2007, Mr. Blazejewski served as Chief Financial Officer of HomeBanc, a nationally chartered, full service, de novo, commercial bank, from September of 2007 until joining Citizens in April of 2008.
     Mr. Blazejewski joined Citizens on April 14, 2008, and his appointment as Chief Accounting Officer was approved by the board of directors on May 22, 2008. As Chief Accounting Officer for Citizens, Mr. Blazejewski’s responsibilities will include management of Company’s accruals of revenue and expenses, management of treasury related activities, analysis of Citizens’ liquidity, and assigned investment activities.
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About Citizens First Bancorp, Inc.
     Citizens First Bancorp, Inc. is a diversified financial services company that offers deposits, loan, commercial banking, investments, insurance and trust services through Citizens First Savings Bank, a Michigan chartered stock savings bank, and its other subsidiaries. Citizens First offers its services through its 24 full service banking centers in St. Clair, Sanilac, Huron, Lapeer, Macomb and Oakland Counties and two loan production offices in Macomb County, Michigan and Lee County, Florida.